Exhibit 21.1

List of Subsidiaries

Subsidiaries of the Company

Name of Subsididary	Country of Incorporation
Taitron Components Mexico, S.A. de C.V.	Mexico
Taitron Components Taiwan Branch (U.S.A.)	Taiwan
Taitron Components Incorporated e Representações do Brasil LTDA	Brazil